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                                   EXHIBIT 6.3

                               FINANCING AGREEMENT

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                               FINANCING AGREEMENT

        This FINANCING AGREEMENT (the "Agreement") is dated as of September 6, 2000 among BANNER CENTRAL FINANCE COMPANY, a Delaware corporation ("Banner Central Finance") and BANNER'S CENTRAL ELECTRIC, INC., a California corporation ("Banner's Central Electric").

        WHEREAS, concurrently herewith, Central Financial Acceptance Corporation ("CFAC") has adopted a Plan of Complete Dissolution, Liquidation and Distribution (the "Plan of Liquidation") pursuant to which CFAC will be completely liquidated and dissolved;

        WHEREAS, pursuant to the Plan of Liquidation, CFAC will distribute for the benefit of its stockholders all of the issued and outstanding shares of Hispanic Express, Inc. and Banner Central Finance, which are CFAC's wholly-owned first tier subsidiaries; and

        WHEREAS, as an integral part of the Plan of Liquidation, Banner's Central Electric desires to grant Banner Central Finance the exclusive right to purchase consumer finance receivables ("Consumer Finance Receivables") generated by sales at Banner's Central Electric's stores, whether now in existence or hereafter opened (the "Central Stores").

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties agree as follows:

        1. Exclusive Right to Purchase Consumer Finance Receivables.

               (a) Exclusive Right. Banner's Central Electric hereby grants to Banner Central Finance the exclusive right, to be exercised at Banner Central Finance's sole option, (i) to purchase, without recourse, Consumer Finance Receivables originated by Banner's Central Electric for sales at Central Stores, or (ii) to provide financing directly to Banner's Central Electric's customers for sales of merchandise at Central Stores. Banner's Central Electric agrees that, so long as it originates Consumer Finance Receivables, Banner's Central Electric will not offer any consumer credit except on such terms, conditions and according to such underwriting criteria as may be directed by Banner Central Finance from time to time, and, if Banner Central Finance shall originate Consumer Finance Receivables directly to Banner's Central Electric's customers, Banner's Central Electric agrees that it will not offer any consumer credit without the prior written consent of Banner Central Finance.

               (b) Inventory and Inventory Financing. During the term of this Agreement, Banner Central Finance shall be committed to provide a maximum aggregate amount of $6 million of inventory or inventory financing to Banner's Central Electric, as may be requested by Banner's Central Electric from time to time.

               (c) Floor Space. In consideration of Banner Central Finance acquiring consumer finance receivables and providing inventory financing, Banner's Central Electric shall provide Banner Central Finance at no charge, such amount of space at Central Stores as Banner Central Finance may from time to time reasonably request.


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        2. Term. This Agreement shall be in effect for a period of 10 years from the date first set forth above, subject to termination by Banner Central Finance or Banner's Central Electric upon twelve month's prior written notice.

        3. Representations and Warranties of Banner's Central Electric. Banner's Central Electric represents and warrants as follows:

               (a) All forms of installment sales contracts and promissory notes presently in use or proposed for use by Banner's Central Electric comply with all applicable laws, including, without limitation, all applicable consumer finance laws.

               (b) Banner's Central Electric has the full capacity, right, power and authority to enter into this Agreement and any related agreements to which it is a party. The execution, delivery and performance of this Agreement by Banner's Central Electric and the execution, delivery and performance of any related agreements or contemplated transactions by Banner's Central Electric will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the articles of incorporation or bylaws of Banner's Central Electric, or any material contract of Banner's Central Electric or violate any laws or regulations. No permits or approvals are required to be obtained by Banner's Central Electric to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Banner's Central Electric and the performance of this Agreement and any related or contemplated transactions by Banner's Central Electric will not require filing or registration with, or the issuance of any permit by, any other third party or governmental entity.

               (c) Banner's Central Electric holds all material permits that are required by any governmental entity to permit it to conduct its business as now conducted. To the best knowledge of Banner's Central Electric no suspension, cancellation or termination of any of such permits is threatened or imminent.

               (d) Banner's Central Electric is organized and has conducted its business in accordance with applicable laws in all material respects including the California Retail Installment Credit Act, and the forms, procedures and practices of Banner's Central Electric including, its installment credit business are in compliance with all such laws, to the extent applicable, in all material respects.

        4. Independent Parties. The parties are independent parties engaged in the operation of their respective businesses. No party has the authority to enter into contracts or assume any obligations for any other party or is to be considered as the agent or employee of any other party for any purpose whatsoever. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers among the parties.

        5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned or delegated by any party without the consent of the other party.

        6. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and


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shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the appropriate party at 5480 East Ferguson Drive, Commerce, California 90022, Attention: Secretary, or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answer back is received.

        7. Governing Law. This Agreement shall be governed by the laws of the State of California without giving effect to the principles of conflicts of law.

        8. Entire Agreement. This Agreement sets forth the entire agreement among the parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except in writing duly executed by all of the parties. No waiver of any provision or breach of this Agreement shall be effective unless such waiver is in writing and signed by the party against which enforcement of such waiver is sought. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.

        9. Severability. Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the illegal or unenforceable portions of the Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.

        10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        11. Headings. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.


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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        BANNER CENTRAL FINANCE COMPANY



                                        By:     /s/ Gary M. Cypres
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                                                Gary M. Cypres,
                                                Chief Executive Officer, Chief
                                                Financial Officer and President

                                        BANNER'S CENTRAL ELECTRIC, INC.



                                        By:     /s/ Gary M. Cypres
                                            ------------------------------------
                                                Gary M. Cypres,
                                                Chief Executive Officer
                                                and President


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